ITEX to present at the Fifth Annual Winter Technology Conference hosted by Securities Research Associates
2nd Fiscal Quarter Results Scheduled for Release

Bellevue, WA – March 04, 2009 – ITEX Corporation (OTCBB: ITEX), The Membership Trading CommunitySM, a leading marketplace for cashless business transactions in North America today announced that ITEX Chairman and CEO Steven White will present a corporate overview at the Securities Research Associates Fifth Annual Winter Technology Conference on Monday, March 9th at 8:00 a.m. PDT.  The conference will be held at the Omni Hotel in San Francisco, CA.

Mr. White is expected to discuss ITEX’s current operations and an update on its web service strategy.  A video replay and copy of the slide presentation will be available on the ITEX website (www.itex.com), under the Investor Relations section, from the end of the day on March 9, 2009 through May 31, 2009.

Separately, ITEX plans to file with the SEC its 2nd quarter results for the period ending January 31, 2009, on or before Monday, March 9.

About ITEX

ITEX, The Membership Trading CommunitySM, is a thriving network of participating member businesses.  Members increase sales through an exclusive distribution channel managed by franchisees, licensees and corporate-owned locations, by utilizing ITEX dollars to exchange goods and services.  ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions.  ITEX is headquartered in Bellevue, WA.  For more information, please visit ITEX’s website at www.itex.com.  We routinely post important information on the investor relations portion of our website.

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

Budd Zuckerman
Genesis Select
303-415-0200
bzuckerman@genesisselect.com